EXHIBIT 23.12

To the Partners of FrontierVision Partners, L.P.


We consent to the use of our reports dated March 19, 1997, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1996 and 1995, included herein and to the reference to our firm under the heading "Experts" in the post-effective amendment to the Form S-1.



/s/ KPMG Peat Marwick LLP
KPMG Peat Marwick LLP

Denver, Colorado
March 25, 1997